Exhibit 99.1

STOCK OPTION AGREEMENT

This Stock Option Agreement ("Stock Option Agreement") is granted effective this 2nd day of March 2006 by Nexia Holdings, Inc. (the "Company") to Guy Cook, an employee of the Company ("Optionee") and a Utah resident.

PREMISES

A.
The Company has received valuable services from Optionee in the past and desires to compensate Optionee for these services by issuing Optionee an option (the "Option") to purchase a total of Eighty Two Million Five Hundred Thousand (82,500,000), shares of the Company's common stock. The options will have a floating option price set at 75% of the market price at the time of exercise. The shares issued subject to the options shall be issued pursuant to a registration statement on Form S-8 under the Securities Act of 1933 as amended ("Form S-8").

GRANT

1.
Grant of Options. The Company hereby grants Optionee the right and option ("Option") to purchase the above described Eighty Two Million Five Hundred Thousand (82,500,000) shares of Common Stock, on the terms and conditions set forth herein and subject to the provisions of the Form S-8 registration statement in exchange for services provided by Employee to the Company, the options shall vest immediately upon the exercise hereof.

2.
Term of Option. This Option may be exercised, in whole or in part, at any time up to one year from the grant date of this Option. All rights to exercise this option end with the termination of employment with the Company, for any reason and by any party.

3.
Method of Exercising. This Option may be exercised in accordance with all the terms and conditions set forth in this Option and the Stock Option Plan, by delivery of a notice of exercise a form of which is attached hereto as Exhibit "A" and incorporated herein by this reference, setting forth the number of Options along with a signed letter indicating that the specified exercise price shall be paid within 10 days of the sale or as otherwise specified at the time of exercise.

4.	Optionee Not an Affiliate. Optionee hereby represents, warrants and covenants that he is not an affiliate of the Company as that term is defined in Rule 144(a)(1) under the Securities Act of 1933.

5.	Availability of Shares. During the term of this Option, the Company shall reserve for issuance the number of shares of Common Stock required to satisfy this Option.

6.
Adjustments to Number of Shares. The number of shares of Common Stock subject to this Option shall be adjusted to take into account any stock splits, stock dividends, recapitalization of the Common Stock as provided in the Stock Option Plan.

7.
Limitation on Exercise. If the board of directors of the Company, in its sole discretion, shall determine that it is necessary or desirable to list, register, or qualify the Common Stock under any state or federal law, this Option may not be exercised, in whole or part, until such listing, registration, or qualification shall have been obtained free of any conditions not acceptable to the board of directors.

8.
Restrictions on Transfer. The Option has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities statutes. The shares of Common Stock issuable on exercise of the Option will be qualified for registration under a Form S-8 Registration Statement filed with the Securities and Exchange Commission.

9.
Record Owner. The Company may deem the Optionee as the absolute owner of this Option for all purposes. This Option is exercisable only by the Optionee, or by the Optionee's duly designated appointed representative. This Option is not assignable.

10.
Shareholder's Rights. The Optionee shall have shareholder rights with respect to the Option shares only when Optionee has exercised this Option to purchase those shares and provided the Company with the letter of instruction specified in Section 4 of this Option.

11.	Validity and Construction. The validity and construction of this Agreement shall be governed by the laws of the State of Utah.

IN WITNESS WHEREOF, the below signatures evidence the execution of this Option by the parties on the date first appearing herein.

OPTIONEE      Nexia Holdings, Inc.

/s/ Guy Cook                                                  /s/ Richard Surber
Guy Cook, Optionee                                       Richard Surber, President